UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: November 4, 2009

Date of earliest event reported: October 29, 2009

Flotek Industries, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-13270	90-0023731
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2930 W. Sam Houston Pkwy N., Suite 300 Houston, Texas	77043
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 849-9911

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 29, 2009, the Board of Directors (the “Board”) of Flotek Industries, Inc. (the “Company”) restructured the Company’s executive management team to more effectively manage the Company’s day-to-day operations.

Mr. Jesse “Jempy” Neyman was appointed to serve as Executive Vice President, Finance and Strategic Planning, of the Company. In connection with such appointment, Mr. Neyman will no longer serve as Chief Financial Officer of the Company.

Mr. Steve Reeves was appointed to serve as Executive Vice President, Business Development and Special Projects, of the Company. In connection with such appointment, Mr. Reeves will no longer serve as Chief Operating Officer of the Company.

Mr. Scott Stanton was appointed to serve as Executive Vice President, Accounting and Reporting, of the Company. Mr. Stanton, who has served as the Chief Accounting Officer of the Company since May 6, 2009, will now act as the Company’s principal financial officer and principal accounting officer.

Additionally, effective as of October 29, 2009, Mr. James R. Massey resigned from his position as a member of the Board. Mr. Massey’s resignation was not the result of any known disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Massey was a member of the Governance and Nominating, Audit and Compensation Committees of the Board. The Company expects to fill the vacancy created by Mr. Massey’s resignation in the near future.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release dated November 4, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLOTEK INDUSTRIES, INC.

Date: November 4, 2009	By:	/S/ JOHN CHISHOLM
John Chisholm
President

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated November 4, 2009